Exhibit 99.1

Montrouge, France, June 9, 2022

DBV Technologies Announces Private Placement Financing of $194 Million

DBV Technologies (Euronext: DBV – ISIN: FR0010417345 – Nasdaq Global Select Market: DBVT), a clinical-stage biopharmaceutical company, today announced an aggregate $194 million private investment in public equity (PIPE) financing (corresponding to €181 million on the basis of an exchange rate of $1.0739 = €1.00 published by the European Central Bank on June 8, 2022) from the sale of 32,855,669 ordinary shares, as well as pre-funded warrants to purchase up to 28,276,331 ordinary shares. The ordinary shares will be sold to the purchasers at a price per ordinary share of €3.00 (corresponding to $3.22), and the pre-funded warrants will be sold to the purchasers at a pre-funded price of €2.90 (corresponding to $3.11) per pre-funded warrant, which equals the per share price for the ordinary shares less the remaining €0.10 exercise price for each such pre-funded warrant. Gross proceeds from the PIPE financing total approximately $194 million (corresponding to €181 million), before deducting private placement expenses. The closing of the PIPE financing is subject to customary closing conditions and is expected to close on June 13, 2022.

The ordinary shares, including the ordinary shares issuable upon exercise of the pre-funded warrants, have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements. The Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the ordinary shares, including the ordinary shares underlying the pre-funded warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Goldman Sachs Bank Europe SE and SVB Securities LLC acted as placement agents in the private placement.

Braidwell LP, funds advised by Baker Bros. Advisors LP and BpiFrance Participations SA, each a current shareholder of the Company, and Venrock Healthcare Capital Partners, have subscribed respectively an aggregate of $11 million, $38 million, $8 million and $30 million of ordinary shares. Braidwell LP, Baker Bros. Advisors LP and Venrock Healthcare Capital Partners have subscribed respectively an aggregate of $19 million, $41 million, $28 million of pre-funded warrants. Other investors in the private placement include Fairmount, RA Capital Management and Vivo Capital. The price of the ordinary shares and the price of the pre-funded warrants was equal to the average of the closing prices of the Company’s ordinary shares on Euronext Paris over the five (5) trading days prior to the launch of the global offering (i.e. June 8th, 7th, 6th, 3rd and 2nd), with a premium of 0.8%. The new ordinary shares and pre-funded warrants will be issued through a capital increase without shareholders’ pre-emptive rights by means of a reserved offering to specific categories of investors under the provision of Article L. 225-138 of the French Commercial Code and pursuant to the decisions of the Chief Executive Officer dated June 9, 2022 and the Company’s Board of Directors (Conseil d’Administration) dated June 8, 2022, in accordance with the delegations granted pursuant to resolution 18 adopted at the 2022 ordinary and extraordinary meeting of the Company’s shareholders (Assemblée Générale Mixte) held on May 12, 2022. The representatives of Baker Bros. Advisors LP and BpiFrance Participations SA to the Company’s Board of Directors (Conseil d’Administration) did not take part in the vote on the decisions at the meeting of the Board of Directors held on June 8, 2022.

Application will be made to list the new ordinary shares to be issued pursuant to the PIPE financing on the regulated market of Euronext Paris pursuant to a listing prospectus subject to the approval by the Autorité des Marchés Financiers (“AMF”) and comprising (i) the 2021 universal registration document filed with the AMF on March 9, 2022 (document d’enregistrement universel 2021) under number D. 22-0081, as completed by an amendment to the 2021 universal registration document to be filed with the AMF on June 9, 2022 and (ii) a Securities Note (Note

d’opération), including (iii) a summary of the prospectus. Copies of the Company’s 2021 universal registration document, as amended, will be available free of charge at the Company’s head office located at 177-181 avenue Pierre Brossolette – 92120 Montrouge – France. The listing prospectus will be published on the AMF’s website at www.amf-france.org.

About DBV Technologies

DBV Technologies is developing Viaskin™, an investigational proprietary technology platform with broad potential applications in immunotherapy. Viaskin is based on epicutaneous immunotherapy, or EPIT™, DBV Technologies’ method of delivering biologically active compounds to the immune system through intact skin. With this new class of non-invasive product candidates, the Company is dedicated to safely transforming the care of food allergic patients. DBV Technologies’ food allergies programs include ongoing clinical trials of Viaskin Peanut. DBV Technologies has global headquarters in Montrouge, France, and North American operations in Basking Ridge, NJ. The Company’s ordinary shares are traded on segment B of Euronext Paris (Ticker: DBV, ISIN code: FR0010417345) and the Company’s ADSs (each representing one-half of one ordinary share) are traded on the Nasdaq Global Select Market (Ticker: DBVT).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “could,” “expect,” “look forward,” “target,” “will,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future performances or achievements expressed or implied by the forward-looking statements. Each of these statements is based only on current information, assumptions and expectations that are inherently subject to change and involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements related to the anticipated proceeds to be received in the proposed PIPE financing, expected timing of closing of the proposed PIPE financing and the size and completion of the proposed PIPE financing. Detailed information regarding risk factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2022 and in the Company’s 2021 universal registration document filed with the AMF on March 9, 2022 (document d’enregistrement universel 2021) under number D. 22-0081, and subsequent filings made by the Company with the Securities and Exchange Commission and the AMF. These forward-looking statements speak only as of the date hereof. The Company disclaims any obligation to update these forward-looking statements except as required by law.

Investor Contact

Anne Pollak

DBV Technologies

+1 857-529-2363

anne.pollak@dbv-technologies.com

Media Contacts

Angela Marcucci

DBV Technologies

+1 646-842-2393

angela.marcucci@dbv-technologies.com